Exhibit 21.1

List of Subsidiaries of Ellington Financial LLC

Name	State of Incorporation or Organization
EF Mortgage LLC	Delaware
EF Securities LLC	Delaware
EF CMO LLC	Delaware
Ellington Financial Operating Partnership LLC	Delaware
EF Corporate Holdings LLC	Delaware
EF MBS/ABS Holdings LLC	Delaware
EFQ LLC	Delaware
EF SBC 2013-1 LLC	Delaware
EF Holdco Inc.	Delaware
EF Cayman Holdings Ltd.	Cayman Islands
EF SBC 2013-1 REO Holdings LLC	Delaware
EF CH LLC	Delaware
Ellington Financial REIT	Maryland
EF Residential Loans LLC	Delaware
EF SBC 2015-2 LLC	Delaware
Ellington Financial REIT TRS LLC	Delaware
EF SBC 2015-1 LLC	Delaware
EF CH2 LLC	Delaware
EF CH3 LLC	Delaware
EF CH4 LLC	Delaware
EF NM 2015-1 LLC	Delaware
EF SBC 2016-1 LLC	Delaware
EF Holdco WRE Assets LLC	Delaware
EF Holdco RER Assets LLC	Delaware
EF Holdco AL Assets LLC	Delaware
EF Titan SBC 2016-1 LLC	Delaware
EF SBC FM Holdings LLC	Delaware
EF Edgewood SBC 2016-1 LLC	Delaware
EF Edgewood SBC 2018-1 LLC	Delaware
EF Mortgage Depositor LLC	Delaware